FIRST AMENDMENT TO

MANAGEMENT AND ADMINISTRATION AGREEMENT

This First Amendment (“Amendment”) to the Management and Administration Agreement (the “Agreement”) dated as of April 30, 2017, by and between Asset Management Fund (“Trust”), a Delaware statutory trust having its principal place of business at 690 Taylor Road, Suite 210, Gahanna, OH 43230 on behalf of the series of the Trust listed on Schedule A and Foreside Management Services, LLC (“Foreside”) a Delaware limited liability company having its principal place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 is entered into as of July 1, 2022 (the “Effective Date”).

WHEREAS, The Trust and Foreside (“Parties”) desire to amend the Agreement to depict fee changes from a unitary fee structure to a non-unitary fee structure with related edits to the Agreement as more fully described herein; and

WHEREAS, Section 11(a) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Section 2 (Fees and Expenses) is hereby deleted in its entirety and replaced by the following:

Foreside shall be entitled to receive from the Trust, on behalf of the Funds, fees at the rate set forth on Schedule C hereto, reflecting the amounts charged by Foreside for the performance of services under this Agreement or in securing such services for the Trust or the Funds. All rights of compensation under this Agreement for services performed up to the termination date and for expense reimbursement up to the termination date shall survive the termination of this Agreement. In the event of termination of this Agreement pursuant to Section 4, the Trust, on behalf of the Funds, shall reimburse Foreside for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust's or Funds' property, records, instruments and documents. Except that the Trust would not reimburse Foreside for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust's or Funds’ property, records, instruments and documents if Foreside is terminated for cause.

During the term of this Agreement, Foreside will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are those of the Trust under this Agreement (including the reimbursement for out-of-pocket and related expenses set forth on Schedule C). For the avoidance of doubt, Foreside shall pay for maintaining its staff and personnel and shall, at its own expense, provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement. Foreside shall not be obligated under this Agreement to pay any expenses of or for the Trust on behalf of the Funds not expressly assumed by Foreside herein or as otherwise agreed by the parties in writing.

3.	Section 4 (Term and Termination) of the Agreement is hereby amended by deleting the second sentence of the first paragraph and replacing it with the following:

The Agreement will remain in full force from year to year thereafter until terminated.

4.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ASSET MANAGEMENT FUND	FORESIDE MANAGEMENT SERVICES, LLC
On behalf of the Series list on Schedule A

/s/ David Bunstine	/s/ Kelly Whestone
David Bunstine, President	Kelly Whetstone, Secretary